UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2009

LA CORTEZ ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Calle 67 #7-35 Oficina 409, Bogotá, Colombia	N/A
(Address of principal executive offices)	(Zip code)

(941) 870-5433
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Certain statements in this Current Report are forward-looking statements. These statements are subject to risks and uncertainties. Words such as “expects,” “intends,” “plans,” “proposes,” “hopes,” “may,” “could,” “should,” “anticipates,” “likely,” “believes,” “possible,” and “potential” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management.   Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify appropriate acquisitions, joint ventures, and/or farm-ins in the oil and gas sector and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities; future economic conditions; political stability; and petroleum prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the Company’s annual, quarterly and current reports and other filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Item 3.02 Unregistered Sales of Equity Securities.

On December 29, 2009, La Cortez Energy, Inc. (the “Company”) closed (the “Closing”) a private placement offering of 1,428,571 units (the “Units”) of its securities, at a price of $1.75 per Unit (the “Offering”), for aggregate gross proceeds of $2.5 million.  Each Unit consisted of (i) one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) a warrant representing the right to purchase one-half (1/2) of one share of Common Stock, exercisable for a period of three (3) years, at an exercise price of $3.00 per whole share (the “Warrants”).

The Warrants are subject to weighted average anti-dilution protection in the event the Company subsequently issues its shares of Common Stock, or securities convertible into shares of Common Stock, for a price of less than $3.00 per share.  The Warrants are immediately exercisable.

Both the shares of Common Stock included in the Units and the shares of Common Stock underlying the Warrants included in the Units (together, the “Securities”) carry “piggyback” registration rights.  In addition, if the Company fails to (a) file a registration statement upon which the Securities can “piggyback,” or (b) complete a listing of its Common Stock on the TSX Venture Exchange, within 180 days of the Closing date, then the Company will be required to register the Securities upon a written request of holders representing a majority of the Securities, and the Company will then be obligated use its commercially reasonable efforts to cause such registration statement to be declared effective.

The Offering was conducted pursuant to the exemption from the registration requirements of the federal securities laws provided by Rule 506 of Regulation D and by Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) of the Securities Act.  The Units were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States.

The Company plans to use the net proceeds of the Offering for the continued appraisal of the Mirto field and continued investments in the Putumayo-4 block, as well as other oil and gas exploration and production opportunities in Colombia  (potential acquisitions, joint ventures, and/or farm-ins), and for general working capital purposes.

Item 7.01.  Regulation FD Disclosure

In a press release issued on December 3, 2009, the Company and Avante Petroleum S.A. (“Avante”) announced that they had signed a letter of intent for the Company to acquire Avante’s subsidiary Avante Colombia S.a.r.l. (“Avante Colombia”) in exchange for common stock of La Cortez. The purchase would include Avante Colombia’s Colombian branch, Avante Colombia Ltd Sucursal.

The parties had agreed that if a formal stock purchase agreement were not signed by December 28, 2009, the letter of intent would expire unless otherwise extended by mutual agreement of the parties. In order to allow more time for both parties to complete their due diligence investigations, the Company and Avante agreed to extend the letter of intent to January 15, 2010.  The transaction remains subject to satisfactory legal and financial due diligence by both Avante and La Cortez.  The letter of intent contains, and the definitive agreement will contain, customary exclusivity provisions and other conditions to closing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

4.1	Form of Common Stock Purchase Warrant dated December 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA CORTEZ ENERGY, INC.

Date:	January 4, 2010	By:	/s/ Andres Gutierrez Rivera
Andres Gutierrez Rivera, President